Exhibit 99.1

WORLD HEART CORPORATION

Voting Results
(Section 11.3 of National Instrument 51-102)

This report describes the matters voted upon and the outcome of the votes at the Annual Meeting of Shareholders of World Heart Corporation (the “Corporation” or “WorldHeart”) held on Tuesday, April 29, 2008.

Matter		Outcome of Vote

1.	Appointment of Auditors

Burr, Pilger & Mayer LLP were appointed as auditors of the Corporation to hold office until the next annual meeting of Shareholders or until their successors are appointed, and the directors were authorized to fix the remuneration of the auditors.

Carried by a majority of votes on a show of hands with 99.9% of the 9,429,241 votes represented by proxy voting for the appointment of the auditors.

2.	Election of Directors

The following nominees were elected as Directors of the Corporation to hold office until the next annual meeting or until their successors are elected or appointed:		Carried by a majority of votes on a show of hands with 99.9% of the 9,429,248 votes represented by proxy voting for the election of the nominated directors.
Michael S. Estes
William C. Garriock
Gary W. Goertz
Jal S. Jassawalla
Robert J. Majteles

3.	Conversion of Secured Promissory Note and Exercise of Warrant issued to ABIOMED, Inc.

The conversion of the secured promissory note in the principal amount of up to US$5,000,000, previously issued to ABIOMED, Inc. (“Abiomed”) convertible at Abiomed’s option into the Corporation’s common shares at US$1.748948 per share, subject to adjustments, including any conversion of interest owed, and approval of the exercise of a five year warrant to purchase up to 3,400,000 common shares of the Corporation, exercisable at US$0.01 per share, issued to Abiomed in connection with the secured promissory note were approved.

Carried by a majority of votes on a show of hands with 99.9% of the 8,244,712 votes represented by proxy voting for the resolution.

Oakland, California, May 6, 2008

WORLD HEART CORPORATION

By:	/s/ David Pellone
David Pellone, Chief Financial Officer

World Heart Corporation